Exhibit 99.1
FOR FURTHER INFORMATION:
AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com
          Mercantile Bank Corporation Reports Third Quarter 2009 Results
GRAND RAPIDS, Mich., October 20, 2009 (GLOBE NEWSWIRE) — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported a third quarter 2009 net loss attributable to common shares of $5.6 million compared with net income of $1.1 million for the third quarter of 2008. The net loss attributable to common shares for the 2009 third quarter was ($0.66) per diluted share, compared with $0.13 per diluted share for the year-ago third quarter. For the nine months year-to-date, Mercantile recorded a net loss attributable to common shares of $16.5 million, or ($1.94) per diluted share, compared to a net loss of $5.3 million, or ($0.62) per diluted share, for the prior-year nine month period.
Included in third quarter results was a $158,000 pretax charge relating to the final segment of Mercantile’s consolidation of its mid- and eastern-Michigan banking regions. Total consolidation expense was $1.3 million ($0.86 million after-tax, or $0.10 per diluted share), recorded in the second and third quarters of 2009. In addition, Mercantile recorded a $0.9 million pretax charge ($0.62 million after-tax, or $0.07 per diluted share) in the second quarter for the industry-wide FDIC special assessment. Excluding the impact of these one-time charges, the third quarter net loss attributable to common shares was $5.5 million, or ($0.65) per diluted share, and the nine-month net loss attributable to common shares was $15.0 million, or ($1.77) per diluted share.
Third quarter performance continues to reflect the impact of increased levels of problem assets; a large quarterly loan and lease loss provision was taken to boost reserves, reflecting Mercantile’s aggressive administration and disposition of its problem assets.

Performance also reflects the positive steps taken to partially mitigate the impact of deteriorating asset quality, as evidenced by an improved net interest margin, higher regulatory capital ratios, increased local deposits, reduced reliance on wholesale funding, and lower overhead expenses.
Michael Price, Chairman and CEO of Mercantile Bank Corporation, commented, “In response to the sustained duration of this recession and its particularly deep impact on the State of Michigan, we continue to refine and implement a two-pronged approach to managing our bank to optimize performance under current adverse conditions. First: We have been addressing our problem assets aggressively from the start of this cycle, to contain and reduce their impact on our financial performance. This includes building an enhanced credit administration infrastructure, proactive recognition and attention to weakening loan relationships, actively managing loan workouts to improve efficiency and outcomes, and finally, working expeditiously to gain control of underlying collateral. We have been largely successful in these areas, but unfortunately, our results have been masked by the relentless deterioration in our economy and the distressed condition of our real estate markets.
“The second prong of our strategy is also critical to our present and future performance. We are pursuing continuous improvement in all activities within our control to mitigate the impact of asset quality on our financial performance. We have always paid close attention to all facets of our profitability, but we have been forced by present circumstances to reach deeper; we have a renewed commitment to cost-saving disciplines as well as a greater focus on pricing and liquidity. Our margin has been expanding over the course of the past year as we replace maturing high-rate deposits with lower-cost funds. Equally important, we have used this opportunity to reprice our loans upward to reflect current market conditions and believe we will be able to continue to do so. We also grew our local deposit base, reduced our reliance on wholesale funds, completed our branch consolidation, and reinforced our capital ratios with the sale of preferred stock in the second quarter and a reduction in total loans outstanding. As we exit this downturn, these efficiencies should position us as a stronger competitor than ever, with an enhanced reputation in our markets.”
Operating Results
Total revenue for the third quarter of 2009, consisting of net interest income and noninterest income, was $15.3 million, up 12.8 percent from the $13.5 million reported for the third quarter of 2008. Net interest income was $13.6 million compared to $11.7 million for the year-ago quarter, up 15.7 percent. Year-over-year, the net interest margin improved by 55 basis points to 2.85 percent for the current quarter, more than offsetting the impact of a 6.7 percent decline in average earning assets.
Mr. Price added, “We are making good progress in lowering our cost of funds, and anticipate further improvements in coming quarters. On the asset side, the improvement in loan pricing we have achieved in this more rational banking environment has substantially offset the combined impact of higher levels of nonaccruing loans and a balance sheet shift to a higher level of short-term, lower-yielding investments, a decision we made to enhance liquidity in light of current market conditions.”

Compared to the second quarter, third quarter 2009 net interest income increased $1.1 million, or 9.0 percent; the net interest margin improved 35 basis points, partially offset by a 5.6 percent decline in average earning assets. Third quarter margin improvement primarily reflects the substantial and sustained decline in the cost of funds; the asset yield remained virtually unchanged as loan portfolio pricing initiatives offset the higher level of nonaccruing loans.
Net interest income increased $4.1 million, or 12.2 percent, during the first nine months of 2009 compared to the year-ago nine-month period, primarily reflecting the impact of a 27 basis point improvement in the net interest margin. While average earning assets increased 3.2 percent during this time period, the growth reflects a shift in the balance sheet mix toward a higher level of short-term, lower-yielding investments to enhance liquidity, thereby reducing the average earning asset yield.
Noninterest income remains a steady source of revenue, down slightly during the third quarter of 2009 compared to the prior-year third quarter, but up slightly during the first nine months of 2009 in comparison to the same time period in 2008.
The provision for loan and lease losses was $11.8 million for the third quarter of 2009 compared with $1.9 million for the year-ago third quarter. “We continue to aggressively manage the inherent and specific risks contained in our loan portfolio — increasing reserves to account for changes in risk assessments on individual borrowing relationships and industries, as well as to provide for identified collateral shortfalls on impaired loans,” Price noted. Since year-end 2008, Mercantile added $33.7 million to the allowance for loan and lease losses through provisions, compared to net loan and lease charge-offs totaling $27.4 million. The $6.3 million net addition year-to-date has boosted the allowance for loan and lease losses to $33.4 million. At September 30, 2009, the allowance for loan and lease losses equaled 2.07 percent of total loans and leases, compared with 1.91 percent and 1.46 percent at June 30, 2009 and year-end 2008, respectively.
Noninterest expense for the third quarter of 2009 was $12.5 million. Excluding one-time branch consolidation charges of $158,000, noninterest expense was $12.4 million, up $1.8 million, or 17.6 percent, from the third quarter of 2008. Higher costs associated with the administration and resolution of problem assets (namely, legal expenses, property tax payments and write-downs on foreclosed properties) and higher FDIC insurance premiums accounted for an increase of $2.9 million compared to the year-ago quarter. Mercantile partially offset the increased problem credit administration and FDIC costs through disciplined control of overhead expenses. Salaries and benefits, occupancy, and furniture and equipment expenses declined $0.9 million, or 12.7 percent, from the year-ago quarter.
Balance Sheet
Total assets were $2.02 billion as of September 30, 2009, down $190.7 million, or 8.6 percent, from the $2.21 billion reported at 2008 year-end. Loans and leases declined $242.7 million, or 13.1 percent, to $1.61 billion during the same nine-month period.

Approximately 75 percent of Mercantile’s loan and lease portfolio is secured by real estate, including commercial real estate (“CRE”) loans of $880 million and construction and land development (“C&D”) loans of $201 million; these categories accounted for approximately 55 percent and 12 percent, respectively, of total loans and leases at September 30, 2009. This compares with $929 million for CRE loans and $263 million for C&D loans at year-end 2008. “We are managing both loan categories aggressively,” Price commented. “In particular, residential C&D loans have declined $29 million, or 31 percent, and commercial C&D loans declined $33 million, or 20 percent, during the past nine months.” CRE loans, of which 40 percent are owner-occupied and 60 percent investor-owned, have declined $49 million, or 5.2 percent, since year-end 2008.
Commercial and industrial (“C&I”) loans were $395 million at September 30, 2009, down $122 million, or 23.6 percent, from year-end 2008. This portfolio segment accounted for about 24 percent of total loans and leases at September 30, 2009, down from approximately 28 percent nine months ago. “The decline in C&I loans is primarily a reflection of the slowdown in the economy,” Mr. Price added. “Our clients have a reduced need to borrow due to declining sales and reduced levels of inventory.
“Local deposits have increased significantly since year-end 2008, up nearly 40 percent,” added Price. “We are pleased our customers recognize the value we provide as we all work through this difficult environment. While we remain relatively aggressive with our deposit rates, our ability to attract additional local deposits also reflects several new initiatives within our deposit and lending functions, including the introduction of new deposit products that incorporate technological advances that provide improved information, convenience and timeliness.”
Total deposits at September 30, 2009 were $1.45 billion, down a net $149 million, or 9.3 percent, from December 31, 2008. Local deposits increased $185 million during the first nine months of 2009, primarily in certificates of deposit and interest-bearing checking accounts. The increase in local deposits, combined with a $191 million decline in total assets, has allowed Mercantile to reduce brokered deposits by $334 million, or 29.6 percent, since year-end 2008. Local deposits now comprise approximately 45 percent of total deposits compared to about 29 percent at year-end 2008.
Asset Quality
Robert B. Kaminski, Executive Vice President and Chief Operating Officer of Mercantile Bank Corporation, addressed the persistence of asset quality issues. “As the recession drags on, the growing level of problem assets reflects strains on borrower cash flows and collateral valuation degradation. The primary pressure this quarter relates to non-owner occupied commercial real estate and C&I credit relationships. Our preferred recourse has been, and continues to be, to establish a workout plan for each of our stressed credit relationships, determine the current market value of underlying collateral, write-down impaired loans to market values while building additional reserves for others, and proceed to a speedy resolution.” Nonperforming assets at September 30, 2009, were $110.8 million, or 5.5 percent of total assets, compared to $86.6 million (4.2 percent of total assets) and $47.8 million (2.2 percent of total assets) at June 30, 2009 and September 30, 2008, respectively. Approximately $43.0 million was added to nonperforming assets this past quarter, offset by $6.1 million of principal paydowns and foreclosed real estate (“OREO”) and repossessed asset sales proceeds, $11.1 million of charge-offs, and $1.6 million of OREO valuation write-downs.
Of the $17.6 million of net additions to nonperforming loans and leases during the third quarter of 2009, increases were recorded in all major portfolio segments: C&D up $5.8 million; CRE up $4.6 million; C&I up $4.6 million; and residential mortgage up $2.6 million. Approximately 40 percent of nonperforming loans and leases were contractually current as of September 30, 2009. OREO totaled $19.5 million at third quarter-end, up from $13.0 million at June 30, 2009 and $5.7 million for the year-ago quarter. The net increase in OREO is not unexpected, as Mercantile continues to gain ownership of properties through the foreclosure process which includes a six-to-twelve month redemption period.
Total nonperforming CRE assets were $57.9 million as of September 30, 2009, compared with $45.5 million as of June 30, 2009. Non-owner occupied CRE assets accounted for $36.5 million (up $8.4 million, primarily as OREO), while owner-occupied CRE accounted for $21.4 million (up $4.0 million, primarily as nonaccruing loans). Year-to-date, $8.3 million of CRE loans were charged-off, of which $4.5 million occurred during the third quarter.
Nonperforming C&D assets totaled $31.5 million as of September 30, 2009, compared with $25.6 million at June 30, 2009; these consist primarily of loans on residential-related projects, divided between $21.0 million of nonperforming loans and $5.7 million of OREO. Net C&D charge-offs were $3.7 million during the third quarter and $6.5 million year-to-date.
Nonperforming C&I loans and repossessed assets totaled $14.5 million at September 30, 2009, up from $10.6 million at June 30, 2009. Net charge-offs of C&I loans were $2.2 million during the third quarter and $9.6 million year-to-date.
Nonperforming owner-occupied and rental residential loans and OREO totaled $6.8 million at September 30, 2009, up from $4.9 million at June 30, 2009. Year-to-date, $2.7 million has been charged-off.
Net loan and lease charge-offs during the third quarter of 2009 totaled $11.0 million, or an annualized 2.61 percent of average loans and leases, compared with $10.8 million, or an annualized 2.47 percent, for the second quarter of 2009. For the nine-month periods, net loan and lease charge-offs were $27.4 million for 2009, or an annualized 2.10 percent of average loans and leases, compared to $13.5 million for 2008, or an annualized 0.99 percent.
In the current quarter, approximately 33 percent, or $3.8 million, of loans and leases charged-off were eliminations of specific reserves established in prior periods; this compares with 53 percent, or $5.7 million, for the second quarter of 2009. Excluding charges associated with the elimination of specific reserves, net loan and lease charge-offs for the third quarter of 2009 were an annualized 1.71 percent of average loans and leases.

Capital Position
Shareholders’ equity totaled $177.3 million at September 30, 2009, an increase of $5.9 million, or 3.5 percent, from September 30, 2008. The Bank remains “well-capitalized”, with a total risk-based capital ratio of 11.7 percent as of September 30, 2009. The Bank’s total regulatory capital as of September 30, 2009 was $215.3 million, approximately $32.0 million in excess of the minimum 10 percent required to be categorized as “well-capitalized”. Mercantile’s total shares outstanding at third quarter-end were 8,590,946.
Mr. Price concluded, “A primary objective throughout this difficult period has been to improve and maintain sound capital and liquidity positions while continuing to serve the needs of our valued customers. Our capital ratios are improving despite our aggressive administration of problem assets. Liquidity, as reflected in higher levels of short-term investments and local deposits relative to our contracting asset size, has also been expanding.”
About Mercantile Bank Corporation
Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals, and governmental units, the Bank differentiates itself on the basis of service quality and its banking staff expertise. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”
Forward-Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

Mercantile Bank Corporation
Third Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2009	2008	2008
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$14,445,000	$16,754,000	$25,694,000
Short term investments	1,804,000	100,000	87,000
Federal funds sold	50,426,000	8,950,000	4,820,000

Total cash and cash equivalents	66,675,000	25,804,000	30,601,000

Securities available for sale	160,880,000	162,669,000	144,019,000
Securities held to maturity	61,927,000	64,437,000	64,002,000
Federal Home Loan Bank stock	15,681,000	15,681,000	15,681,000

Loans and leases	1,614,226,000	1,856,915,000	1,870,799,000
Allowance for loan and lease losses	(33,443,000)	(27,108,000)	(29,511,000)

Loans and leases, net	1,580,783,000	1,829,807,000	1,841,288,000

Premises and equipment, net	30,247,000	32,334,000	32,958,000
Bank owned life insurance policies	44,490,000	42,462,000	41,459,000
Accrued interest receivable	8,069,000	8,513,000	9,044,000
Other assets	48,598,000	26,303,000	28,307,000

Total assets	$2,017,350,000	$2,208,010,000	$2,207,359,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$108,509,000	$110,712,000	$109,154,000
Interest-bearing	1,342,459,000	1,488,863,000	1,466,559,000

Total deposits	1,450,968,000	1,599,575,000	1,575,713,000

Securities sold under agreements to repurchase	102,847,000	94,413,000	105,986,000
Federal Home Loan Bank advances	225,000,000	270,000,000	285,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	16,867,000	19,528,000	19,393,000
Accrued interest and other liabilities	11,387,000	17,132,000	16,929,000

Total liabilities	1,840,059,000	2,033,638,000	2,036,011,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	19,782,000	0	0
Common stock	173,500,000	172,353,000	172,480,000
Retained earnings (deficit)	(17,764,000)	(1,281,000)	(1,593,000)
Accumulated other comprehensive income	1,773,000	3,300,000	461,000

Total shareholders’ equity	177,291,000	174,372,000	171,348,000

Total liabilities and shareholders’ equity	$2,017,350,000	$2,208,010,000	$2,207,359,000

Mercantile Bank Corporation
Third Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans and leases, including fees	$23,185,000	$27,161,000	$72,450,000	$82,707,000
Investment securities	2,685,000	2,641,000	8,205,000	8,067,000
Federal funds sold	22,000	40,000	108,000	157,000
Short term investments	1,000	1,000	17,000	6,000

Total interest income	25,893,000	29,843,000	80,780,000	90,937,000

Interest expense
Deposits	9,357,000	14,180,000	33,419,000	46,144,000
Short term borrowings	471,000	483,000	1,385,000	1,506,000
Federal Home Loan Bank advances	2,113,000	2,839,000	6,860,000	7,834,000
Long term borrowings	385,000	613,000	1,294,000	1,750,000

Total interest expense	12,326,000	18,115,000	42,958,000	57,234,000

Net interest income	13,567,000	11,728,000	37,822,000	33,703,000

Provision for loan and lease losses	11,800,000	1,900,000	33,700,000	17,200,000

Net interest income after provision for loan and lease losses	1,767,000	9,828,000	4,122,000	16,503,000

Noninterest income
Service charges on accounts	488,000	488,000	1,500,000	1,472,000
Other income	1,222,000	1,329,000	4,105,000	3,993,000

Total noninterest income	1,710,000	1,817,000	5,605,000	5,465,000

Noninterest expense
Salaries and benefits	4,798,000	5,584,000	15,597,000	17,031,000
Occupancy	855,000	967,000	2,659,000	2,899,000
Furniture and equipment	486,000	482,000	1,419,000	1,502,000
Nonperforming asset costs	2,903,000	804,000	5,005,000	2,346,000
FDIC insurance costs	1,220,000	447,000	3,650,000	1,040,000
Branch consolidation costs	158,000	0	1,308,000	0
Other expense	2,097,000	2,229,000	6,015,000	6,801,000

Total noninterest expense	12,517,000	10,513,000	35,653,000	31,619,000

Income (loss) before federal income tax expense (benefit)	(9,040,000)	1,132,000	(25,926,000)	(9,651,000)

Federal income tax expense (benefit)	(3,754,000)	53,000	(9,926,000)	(4,380,000)

Net income (loss)	(5,286,000)	1,079,000	(16,000,000)	(5,271,000)

Preferred stock dividends and accretion	320,000	0	483,000	0

Net income (loss) available to common shareholders	$(5,606,000)	$1,079,000	$(16,483,000)	$(5,271,000)

Basic earnings (loss) per share	$(0.66)	$0.13	$(1.94)	$(0.62)
Diluted earnings (loss) per share	$(0.66)	$0.13	$(1.94)	$(0.62)

Average basic shares outstanding	8,492,946	8,529,514	8,487,362	8,468,951
Average diluted shares outstanding	8,492,946	8,529,514	8,487,362	8,468,951

Mercantile Bank Corporation
Third Quarter 2009 Results
MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
	2009	2009	2009	2008	2008
(dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2009	2008
EARNINGS
Net interest income	$13,567	12,450	11,805	12,505	11,728	37,822	33,703
Provision for loan and lease losses	$11,800	11,500	10,400	4,000	1,900	33,700	17,200
Noninterest income	$1,710	1,863	2,032	1,818	1,817	5,605	5,465
Noninterest expense	$12,517	12,364	10,772	10,506	10,513	35,653	31,619
Net income (loss)	$(5,286)	(6,225)	(4,489)	313	1,079	(16,000)	(5,271)
Net income (loss) common shareholders	$(5,606)	(6,388)	(4,489)	313	1,079	(16,483)	(5,271)
Basic earnings (loss) per share	$(0.66)	(0.75)	(0.53)	0.04	0.13	(1.94)	(0.62)
Diluted earnings (loss) per share	$(0.66)	(0.75)	(0.53)	0.04	0.13	(1.94)	(0.62)
Average basic shares outstanding	8,492,946	8,487,747	8,481,265	8,476,119	8,529,514	8,487,362	8,468,951
Average diluted shares outstanding	8,492,946	8,487,747	8,481,265	8,532,153	8,529,514	8,487,362	8,468,951

PERFORMANCE RATIOS
Return on average assets	(1.09%)	(1.19%)	(0.81%)	0.06%	0.20%	(1.03%)	(0.33%)
Return on average common equity	(12.26%)	(14.54%)	(10.50%)	0.72%	2.53%	(12.45%)	(4.06%)
Net interest margin (fully tax-equivalent)	2.85%	2.50%	2.28%	2.40%	2.30%	2.53%	2.26%
Efficiency ratio	81.93%	86.38%	77.85%	73.35%	77.62%	82.10%	80.73%
Full-time equivalent employees	265	278	298	303	307	265	307

CAPITAL
Period-ending equity to assets	8.79%	8.77%	7.56%	7.90%	7.76%	8.79%	7.76%
Tier 1 leverage capital ratio	9.70%	9.46%	8.49%	9.17%	9.34%	9.70%	9.34%
Tier 1 risk-based capital ratio	10.72%	10.48%	9.38%	9.68%	9.61%	10.72%	9.61%
Total risk-based capital ratio	11.98%	11.74%	10.63%	10.93%	10.86%	11.98%	10.86%
Book value per common share	$18.19	18.71	19.70	20.29	20.08	18.19	20.08
Cash dividend per common share	$0.01	0.01	0.04	0.04	0.04	0.06	0.27

ASSET QUALITY
Gross loan charge-offs	$11,545	11,111	5,740	6,564	4,462	28,396	14,030
Net loan charge-offs	$10,963	10,779	5,624	6,403	4,271	27,366	13,503
Net loan charge-offs to average loans	2.61%	2.47%	1.25%	1.37%	0.91%	2.10%	0.99%
Allowance for loan and lease losses	$33,443	32,605	31,884	27,108	29,511	33,443	29,511
Allowance for losses to total loans	2.07%	1.91%	1.79%	1.46%	1.58%	2.07%	1.58%
Nonperforming loans	$91,242	73,671	74,369	49,303	42,047	91,242	42,047
Other real estate and repossessed assets	$19,523	12,960	9,378	8,118	5,743	19,523	5,743
Nonperforming assets to total assets	5.49%	4.18%	3.74%	2.60%	2.17%	5.49%	2.17%

END OF PERIOD BALANCES
Loans and leases	$1,614,226	1,708,524	1,778,057	1,856,915	1,870,799	1,614,226	1,870,799
Total earning assets (before allowance)	$1,904,944	1,968,436	2,140,804	2,108,752	2,099,408	1,904,944	2,099,408
Total assets	$2,017,350	2,071,372	2,239,764	2,208,010	2,207,359	2,017,350	2,207,359
Deposits	$1,450,968	1,478,633	1,651,283	1,599,575	1,575,713	1,450,968	1,575,713
Shareholders’ equity	$177,291	181,692	169,345	174,372	171,348	177,291	171,348

AVERAGE BALANCES
Loans and leases	$1,663,510	1,749,919	1,821,428	1,858,701	1,852,848	1,744,374	1,819,944
Total earning assets (before allowance)	$1,935,637	2,050,071	2,155,278	2,116,540	2,073,787	2,046,191	2,039,622
Total assets	$2,042,355	2,146,593	2,254,307	2,214,412	2,172,859	2,146,975	2,138,152
Deposits	$1,469,264	1,558,206	1,658,323	1,588,615	1,550,544	1,561,239	1,553,636
Shareholders’ equity	$181,400	176,189	173,414	172,374	169,241	177,030	172,912